Item 77C - DWS S&P 500 Plus Fund (a series of
DWS Value Equity Trust)
Registrant incorporates by reference the
Registration Statement on Form
N-14 for DWS Institutional Funds filed on
March 7, 2012 (SEC Accession
No. 0001193125-12-099986).
A Special Meeting of shareholders
(the "Meeting") of DWS S&P 500 Plus
Fund (the "Fund") was held on April 16, 2012,
at the offices of Deutsche
Asset Management, 60 Wall Street, New York,
New York 10005. At the
Meeting, the following matter was voted
upon by the shareholders (the
resulting votes are presented below).
1.	To consider and vote upon an
Agreement and Plan of Reorganization
and the transactions it contemplates,
including (i) the transfer of all
portfolio securities of DWS S&P 500 Plus
Fund, a series of DWS Value
Equity Trust ("S&P Plus"), to DWS Equity
500 Index Portfolio ("S&P
Index Portfolio") in exchange for an
interest in S&P Index Portfolio, (ii)
the transfer of all of the assets of
S&P Plus (including its interest in S&P
Index Portfolio) to DWS S&P 500 Index
Fund, a series of DWS
Institutional Funds ("S&P Index"), in
exchange for shares of S&P Index
("Merger Shares") and the assumption
by S&P Index of all the liabilities
of S&P Plus, and (iii) the distribution
of the Merger Shares to the
shareholders of S&P Plus in complete
liquidation of S&P Plus.

Number of Votes:
For
Against
Abstain
8,224,486.9156
194,973.0964
211,418.1966